  Exhibit 99.1

Dynatronics Reports Fourth Quarter and Full Year Results for Fiscal 2019

Cottonwood Heights, Utah (September 25, 2019) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced financial results for its fourth quarter and fiscal year ended June 30, 2019.

Recent Financial and Business Highlights:
●
$15.5 million in net sales for the fourth quarter of fiscal year 2019
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$62.6 million in net sales for fiscal year 2019
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$1.7 million reduction in selling, general, and administrative expenses for fiscal year 2019
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Brian Baker promoted to Chief Executive Officer in August 2019

“During fiscal 2019 we made significant progress in improving our operational effectiveness and in reducing costs to drive profitability,” stated Brian Baker, CEO of Dynatronics Corporation. “Internally, we focused on improving our discipline to deliver earnings as planned. Despite a revenue decrease for the year, we improved operating results and reduced our net loss year over year. I believe we have a strong foundation on which to build in fiscal year 2020 and beyond.”

Fiscal 2019 Fourth Quarter Financial Results

Net sales for the quarter ended June 30, 2019 were $15.5 million, a decrease of $1.4 million, or 8.2%, compared to $16.9 million in the same period of the prior year. Gross profit for the quarter decreased $478,000, or 9.5%, to $4.5 million. The decrease in net sales and gross profit were primarily attributable to lower sales of physical therapy and rehabilitation products. Gross margin for the quarter was 29.3% compared to 29.7% in the same period of the prior year.

Net loss for the quarter ended June 30, 2019 was approximately $232,000, compared to a net loss of $538,000 for the quarter ended June 30, 2018.

Fiscal Year 2019 Financial Results

Net sales for the year were $62.6 million, a decrease of $1.8 million, or 2.9%, compared to $64.4 million in the same period of the prior year. Gross profit for the year decreased $1.2 million, or 6.1%, to $19.2 million. The decrease in net sales and gross profit were primarily attributable to lower sales of physical therapy and rehabilitation products. Gross margin for the year was 30.6% compared to 31.7% in the same period of the prior year. The decrease in gross margin percentage was primarily due to lower sales of company-manufactured physical therapy and rehabilitation products and a shift in channel mix for sales of our physical therapy and rehabilitation products.

Net loss for the year ended June 30, 2019 was approximately $921,000, an improvement from a net loss of $1.6 million for the year ended June 30, 2018. Depreciation, amortization, and other non-cash expenses were $829,000 for the year. The improvement in net loss is primarily the result of management’s cost cutting measures designed to improve profitability in the long-term.

2020 Financial Outlook

The company also provided guidance for the fiscal year ending June 30, 2020.

Dynatronics expects total revenues for fiscal year 2020 to be in the range of $58 million to $62 million, with gross margin of approximately 31%, and selling, general, and administrative expense of approximately 31%, including approximately $1.8 million in non-cash charges. We expect the distribution of revenue between quarters to align with historical trends. We expect first fiscal quarter sales to be in the range of $16.1 to $16.3 million.

The Company’s financial guidance for 2020 is subject to the risks identified below.

Conference Call

Dynatronics has scheduled a conference call for investors on September 25, 2019, at 8:30 AM ET. Those wishing to participate should call (844) 602-0380 (U.S./Canada callers) or (862) 298-0970 (international callers). A replay will be available by dialing (877) 481-4010, Pin 53653.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Dynatron Solaris®, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our financial guidance, including our expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company’s most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, which was filed on September 25, 2019. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Financial Results

The following is a summary of operating results for the quarters and years ended June 30, 2019 and 2018, and balance sheet highlights as of June 30, 2019 and June 30, 2018.

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except share and per share amounts

	Quarter Ended		Year Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales	$15,508	$16,902	$62,565	$64,415
Cost of sales	10,966	11,882	43,391	43,994
Gross profit	4,542	5,020	19,174	20,421

Selling, general, and admin. Expenses	4,883	5,478	19,970	21,672
Other (expense) income, net	(123)	(151)	(120)	(422)
Loss before income taxes	(464)	(609)	(916)	(1,673)
Income tax provision	232	71	(5)	71
Net loss	(232)	(538)	(921)	(1,602)

Deemed dividend on convertible preferred stock and accretion of discount	-	-	-	(1,024)
Preferred stock dividend, cash	-	-	-	(105)
Convertible preferred stock dividend, in common stock	(209)	(190)	(795)	(768)
Net loss attributable to common stockholders	$(441)	$(728)	$(1,716)	$(3,499)
Net loss attributable to common stockholders per common share – basic and diluted	$(0.05)	$(0.09)	$(0.21)	$(0.53)
Weighted-average common shares outstanding – basic and diluted	8,509,207	8,089,398	8,246,188	6,622,429

Balance Sheet Highlights
In thousands

	June 30, 2019	June 30, 2018

Cash and cash equivalents	$155	$1,596
Restricted cash	101	100
Trade accounts receivable	7,495	7,811
Inventories, net	11,528	10,988
Prepaid & other	635	927
Total current assets	$19,914	$21,422

Accounts payable	$3,990	$3,413
Accrued payroll and benefits expense	1,373	1,929
Accrued expenses	1,039	830
Other current liabilities	833	748
Line of credit	6,540	6,286
Current portion of acquisition holdback and earn-out liability	500	1,379
Total current liabilities	$14,275	$14,585

Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
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